WACHOVIA 8739 Research Drive

Charlotte, NC 28288

SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 15, 2001, by and among Wachovia Commercial Mortgage Securities, Inc. (formerly know as First Union Mortgage Securities, Inc.) as Depositor, Wachovia Bank, National Association (formerly know as First Union National Bank) as Master Servicer, Lennar Partners, Inc. as Special Servicer, and Wells Fargo Bank Minnesota, National Association as Trustee and LaSalle Bank National Association as Paying Agent with respect to Commercial Mortgage Pass Through Certificates, Series 2001 C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander, Directors of the Master Servicer, do hereby certify that:

  A review of the activities of the Master Servicer during the period from January 1, 2002 through December 31, 2002 and of its performance under the Agreement during such period has been made under our supervision; and

  To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period January 1, 2002 through December 31, 2002; and

  The Master Servicer has received no notice regarding qualification, or challenging the status of REMIC I, REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "Grantor Trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the _______ day of March, 2003.

Timothy E. Steward Clyde M. Alexander

Timothy E. Steward, Director Clyde M. Alexander, Director

Wachovia Bank, National Association Wachovia Bank, National Association

(formerly know as First Union National (formerly known as First Union National

Bank) Bank)

FUNB 2001 C3 Inv #515 615

Wachovia Securities is the trade name under which Wachovia Corporation conducts its investment banking, capital markets and institutional securities business through First Union Securities, Inc. ("FUSI"), member NYSE, NASD, SIPC and through other bank and non bank and broker dealer subsidiaries of Wachovia Corporation,

including Wachovia Bank, N.A. and First Union National Bank.